UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2019

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	000-51734 (Commission File Number)	35-1811116 (IRS Employer Identification No.)
2780 Waterfront Pkwy E. Drive
Suite 200
Indianapolis, Indiana 46214
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 328-5660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common units representing limited partner interests	CLMT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
 Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into Material Definitive Agreement.

First Amendment to Third Amended and Restated Credit Agreement
On September 4, 2019, Calumet Specialty Products Partners, L.P. (the “Partnership”) and certain of its operating subsidiaries as borrowers (collectively, the “Borrowers”) entered into a first amendment to the third amended and restated credit agreement (the “First Amendment”) with Bank of America, N.A., as Agent for the Lenders (as defined below) (the “Agent”), and certain other Lenders (as defined below), amending the Partnership’s Third Amended and Restated Credit Agreement, dated as of February 23, 2018 (the “Existing Credit Agreement” and the Existing Credit Agreement as amended by the First Amendment, the “Credit Agreement”), by and among the Partnership, the other Borrowers party thereto, the lenders party thereto (with Bank of America, N.A., the “Lenders”) and the Agent. The First Amendment is subject to fulfillment of certain conditions precedent and is not yet effective. Capitalized terms not defined herein have the meaning provided in the Credit Agreement.
Upon its effectiveness, the First Amendment, among other things, will amend the Credit Agreement to provide for:
a)the increase of the borrowing base by the lesser of (i) $99,550,000, but decreasing by 10% increments every three months beginning in the fourth full month after the effectiveness of the First Amendment and (ii) 50% of the appraised in-place net orderly liquidation value of the Great Falls, Montana refinery and related assets (the “Montana Refinery Assets”); provided, the proceeds from such borrowing base increase must be used to repay the Partnership’s outstanding senior notes due 2021.
b)the pledge of the Borrowers’ interest in substantially all of the Montana Refinery Assets to secure the financing provided under the Credit Agreement, which would increase the borrowing base by part of the value of the Montana Refinery Assets as provided for under the Credit Agreement and described in clause (a) above.
c)at any time any value is attributed to the Montana Refinery Assets in the borrowing base calculation, an increase to the applicable margin of 25 basis points.
d)at any time any value is attributed to the Montana Refinery Assets in the borrowing base calculation, increases in the minimum availability under the Credit Agreement required for the Partnership to be able to perform certain actions, including to make restricted payments or other distributions, sell or dispose of certain assets, make acquisitions or investments, or prepay other indebtedness.
e)at any time any value is attributed to the Montana Refinery Assets in the borrowing base calculation, the amendment of the springing financial covenant to provide that if the availability under the Credit Agreement falls below the sum of the amount of FILO Loans outstanding plus the greater of (a) 15% of the borrowing base then in effect and (b) $35 million (which amount is subject to increase in proportion to revolving commitment increases), then the Partnership will be required to maintain as of the end of each fiscal quarter a Fixed Charge Coverage Ratio of at least 1.0 to 1.0.
The First Amendment will be effective upon the occurrence of customary conditions, as well as:
(a)    the Montana Refinery Assets must be released from all liens under the Amended and Restated Collateral Trust Agreement, dated as of April 20, 2016, and the related mortgages and other collateral documents among the Partnership, the other Borrowers party thereto, the parity lien representatives party thereto and the trustee;
(b)    the consummation of an offering of $450,000,000 or greater aggregate principal amount of unsecured senior notes (the “2019 Notes”);
(c)    the Agent shall have received a notice of borrowing with respect to the Effective Date Loan (as defined in the First Amendment) to be made in an amount not to exceed the Refinery Asset Borrowing Base Component (as defined in the Credit Agreement) less an amount equal to the principal amount of 2019 Notes issued in excess of $550,000,000, which Effective Date Loan shall be used as required pursuant to the Credit Agreement; and
(d)    Upon giving effect to the funding of the Effective Date Loan and the payment by Borrowers of all fees and expenses incurred in connection therewith, availability must be at least $250,000,000.
These conditions must be met before November 30, 2019.
The foregoing description is qualified in its entirety by reference to (a) the First Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference into this Current Report on Form 8-K and (b) the Existing Credit Agreement, included as Exhibit 10.1 to the Partnership’s Current Report on Form 8-K filed on March 1, 2018.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
Exhibit 10.1	First Amendment to Credit Agreement dated as of September 4, 2019, by and among Calumet Specialty Products Partners, L.P., Bank of America, N.A., and the other parties signatory thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

	By:	CALUMET GP, LLC, its General Partner

September 6, 2019	By:	/s/ D. West Griffin
Name: D. West Griffin
Title: Executive Vice President and Chief Financial Officer